STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement ("Agreement") is entered into this 29th day of September 2001 (the "effective Date"), by and between Linda L. Barnhart, an Individual with novahead, Inc, formerly known as Butterfield - Blair, Inc., (the "Company" a Colorado corporation and/or any of its successors corporations acquired or merged with any other Company. The Directors of the Company have approved this Agreement.


     The Company desires to acquire operating capital, and Ms.' Barnhart is willing to provide operating capital to the Company.

     Now, therefore, in consideration of the mutual promises, covenants. and undertakings herein contained and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged the parties hereby agree as follows:

     Ms. Barnhart shall provide four thousand dollars ($4,000) to the Company. The Company shall issue in Ms. Barnhart's name fifty thousand (50,000) Shares of the Company's Common Stock. The Compnay hereby agrees to cause the issuance of the said Shares of Common Stock immediately upon retaining the services of a Transfer Agent and no later than thirty (30) days after receipt of the funds.

     IN WITNESS WHEREOF, in signing the Parties hereto are in executed this Agreement as of the day and year as first above written.

COMPANY

BUTTERFIELD-BLAUt,1NC.
d/b/a  novahead, INC

By: /s/Thomas J. Sweeney
THOMAS J. SWEENEY, CHIEF EXECUTIVE OFFICER

LINDA L. BARNART

BY /s/Linda L. Barnhart
LINDA BARNHART

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